EXHIBIT 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES NEW DISTRIBUTION AGREEMENT WITH USBORNE PUBLISHING LIMITED

TULSA, OK, May 19, 2022—Educational Development Corporation (“EDC,” or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports a new Distribution Agreement with Usborne Publishing Limited effective May 16, 2022.

Under the terms of the new agreement, EDC’s UBAM direct sales division will have continuous access to sell Usborne titles through its sales channels. UBAM will also continue to have non-exclusive rights to sell Usborne titles to individuals in the School and Library Market through book fair and “Reach for the Stars!!” programs, etc., however, EDC will no longer sell directly to Schools and Libraries.

Additionally, following a six-month continuation of service period, the Company will discontinue selling Usborne products through its Publishing division. The discontinuance of rights to sell Usborne products through the Publishing Division and direct to Schools and Libraries is not expected to have a material impact going forward and for the last five years represented less than 10% of net sales.

Craig White, EDC’s President and Chief Executive Officer said “Usborne Publishing’s products have been the cornerstone of EDC since we first became their distributor in the 1970s, and we have partnered with Usborne and distributed Usborne’s products in the United States for over 40 years. This new agreement with Usborne Publishing replaces previous agreements that had terms that were no longer relevant or applicable. The agreement gives us an adequate transition period to discontinue the sale of Usborne products through our Publishing Division and a short-term exclusivity period for top selling Usborne products for our UBAM division. These transition and exclusivity periods will allow us to maintain our profit margins while we normalize our inventory levels of Usborne products. This new agreement opens opportunities for both EDC and Usborne to experience continued success. We appreciate Usborne’s ongoing commitment and support, not only during this year’s transition, but also for years to come.”

Per Nicola Usborne, Deputy Managing Director of Usborne Publishing Limited, “We look forward to building on our long relationship with EDC – and its many, very experienced and committed direct selling consultants – to get books that inspire and educate to children and their families.”

About Usborne Publishing Limited (“Usborne”)

Usborne, headquartered in London, is one of the world’s leading independent children’s publishers. Named Children’s Publisher of the year at the 2022 British Book Awards, it was founded in 1973 by the current Managing Director Peter Usborne. Usborne creates books which spark curiosity, for children of all ages from non-fiction titles which make knowledge irresistible, to an award-winning fiction list. 350 new titles are published each year and there are more than 12,000 books in print around the world, all published under the Usborne name and bearing the iconic Usborne hot air balloon. In addition, Usborne books have been translated into over 137 languages and dialects.

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States MLM distributor of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains almost 2,000 titles, with new additions semi-annually. Products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser or Jean Marie Young, (214) 872-2710

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2022, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2022 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.